EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Concurrent Computer Corporation Announces
Second Quarter and First Half Fiscal Year 2009 Financial Results

Year-to-Date Operating Income Improvement of Over $4.0 million

ATLANTA, Georgia, January 27, 2009 – Concurrent (Nasdaq: CCUR), today announced its results for the second quarter of the fiscal year that ends June 30, 2009.

Companywide second quarter revenue was $18.1 million with gross margins of 59%. Operating expenses were $9.7 million. The Company generated operating income of approximately $0.9 million and net income of over $0.5 million leading to net income per share of $0.06 on a fully diluted basis. The cash balance at the end of the second quarter was over $27.6 million.

On a first half basis, revenue increased approximately 8% in fiscal 2009 to $36.5 million.  Consolidated gross margins were 57% compared to 53% in the first half of fiscal 2008.  In addition, the Company reduced operating expenses by 6% in the first half of fiscal 2009 to $19.5 million and generated operating income of $1.4 million compared to an operating loss of $2.6 million in the first half of fiscal 2008.

“Despite a challenging economic environment, we had a good second quarter and a strong first half.  We increased both revenue and gross margins while reducing operating expenses which resulted in an improvement in operating income by over $4.0 million compared to this time last year.  The continued strength in our On-Demand business and our diligence with operating expenses resulted in the highest operating income for two consecutive quarters in over 6 years,” said Dan Mondor, Concurrent president and chief executive officer.

Concurrent Computer Corporation will hold a conference call to discuss these results on Tuesday, January 27, 2009 at 10:00 a.m. E.D.T., which will be broadcast live over the Internet on the Company’s web page at www.ccur.com, Investor Relations page.

About Concurrent
Concurrent (Nasdaq: CCUR) is a leading provider of real-time Linux-based computing technologies for commercial and government markets.  Industries served include cable and telecommunications providers, defense and aerospace contractors, automotive manufacturers and financial institutions.  For over 40 years Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent's on-demand products are utilized by major service providers in the cable and IPTV industries to deliver, monitor and measure video-on-demand (VOD) and other interactive television applications, and support over 32 million digital subscribers worldwide. Concurrent is a global company with regional offices in North America, Europe and Asia, and has products actively deployed worldwide.  Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com

For more information, contact:

Concurrent Media Relations
Rebecca Biggs
Cohn and Wolfe
404.242.8763
rebecca.biggs@cohnwolfe.com

Concurrent Investor Relations
Kirk Somers
678.258.4000
investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: our ability to keep our customers satisfied;  delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of on-demand products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base and in light of the current negative macro-economic environment; privacy issues regarding data collection; and the success of our relationship with Alcatel-Lucent.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on August 27, 2008, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation, its logo and Everstream and its logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

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Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA  30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199.  Readers can also access information through the company's Web site at www.ccur.com.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

Revenues:
Product	$11,066	$9,964	$23,115	$19,732
Service	7,054	7,614	13,340	14,101
Total revenues	18,120	17,578	36,455	33,833

Cost of sales:
Product	5,106	5,309	10,741	10,362
Service	2,394	2,810	4,812	5,457
Total cost of sales	7,500	8,119	15,553	15,819

Gross margin	10,620	9,459	20,902	18,014

Operating expenses:
Sales and marketing	4,238	3,721	7,806	7,514
Research and development	3,307	4,019	7,146	8,231
General and administrative	2,180	2,566	4,503	4,913
Total operating expenses	9,725	10,306	19,455	20,658

Operating income (loss)	895	(847)	1,447	(2,644)

Other income (expense) - net	103	199	(106)	3,794
Income (loss) before income taxes	998	(648)	1,341	1,150

Provision for income taxes	468	121	718	175

Net income (loss)	$530	$(769)	$623	$975

Basic net income (loss) per share	$0.06	$(0.09)	$0.08	$0.12

Diluted net income (loss) per share	$0.06	$(0.09)	$0.07	$0.12

Basic weighted average shares outstanding	8,274	8,303	8,283	8,298

Diluted weighted average shares outstanding	8,302	8,303	8,316	8,311

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	December 31, 2008	September 30, 2008

Revenues:
Product	$11,066	$12,049
Service	7,054	6,286
Total revenues	18,120	18,335

Cost of sales:
Product	5,106	5,635
Service	2,394	2,418
Total cost of sales	7,500	8,053

Gross margin	10,620	10,282

Operating expenses:
Sales and marketing	4,238	3,568
Research and development	3,307	3,839
General and administrative	2,180	2,323
Total operating expenses	9,725	9,730

Operating income	895	552

Other income (expense) - net	103	(209)
Income before income taxes	998	343

Provision for income taxes	468	250

Net income	$530	$93

Basic net income per share	$0.06	$0.01

Diluted net income per share	$0.06	$0.01

Basic weighted average shares outstanding	8,274	8,292

Diluted weighted average shares outstanding	8,302	8,308

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31, 2008	September 30, 2008	June 30, 2008
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$27,668	$23,856	$27,359
Trade accounts receivable, net	12,063	17,511	14,422
Inventories	3,222	3,372	5,094
Prepaid expenses and other current assets	1,662	1,773	1,360
Total current assets	44,615	46,512	48,235

Property, plant and equipment, net	3,952	3,973	3,867
Intangible assets, net	6,068	6,339	6,611
Goodwill	15,990	15,990	15,990
Other long-term assets	824	737	836
Total assets	$71,449	$73,551	$75,539

LIABILITIES
Accounts payable and accrued expenses	$9,890	$10,332	$13,984
Revolving bank line of credit	-	949	-
Deferred revenue	7,689	10,419	8,570
Total current liabilities	17,579	21,700	22,554

Long-term deferred revenue	1,034	1,005	962
Revolving bank line of credit - non-current	949	-	949
Other long-term liabilities	3,574	3,413	3,646
Total liabilities	23,136	26,118	28,111

STOCKHOLDERS' EQUITY
Common stock	83	83	83
Additional paid-in capital	204,821	204,656	204,574
Accumulated deficit	(157,159)	(157,689)	(157,782)
Treasury stock, at cost	(255)	(252)	-
Accumulated other comprehensive income (loss)	823	635	553
Total stockholders' equity	48,313	47,433	47,428
Total liabilities and stockholders' equity	$71,449	$73,551	$75,539